Exhibit 10.15
June 8, 2020
Jeffrey Belanger
Dear Jeffrey Belanger:
On behalf of SEMrush Inc. (the “Company”), I am pleased to offer employment to you. The purpose of this letter is to outline the initial terms for your employment.
Position: Your position with the Company will be Chief HR Officer.
Start Date: Unless otherwise agreed, your first day of employment will July 6, 2020.
Salary: The Company will pay you a salary at an annual rate of $275,000 in installments in accordance with the Company’s payroll schedule. Your salary is subject to periodic review and adjustment at the Company’s discretion.
Bonus: You will be eligible to receive annual discretionary performance bonus. The Company initially will target the bonus at up to 30% of your annual salary rate. Whether a bonus is awarded, the criteria and metrics for such bonus, the target bonus amount, and the actual amount of any bonus each will be subject to the Company’s discretion. To earn any bonus, you must be employed by the Company on the date the bonus is paid.
Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees, subject in each case to the terms of the Company’s benefit plans in effect from time to time. The Company reserves the right to alter or eliminate any benefit in its discretion.
Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Board of Directors. We will recommend to the Board of Directors that you be granted an option to purchase 109,500 shares of the Company’s common stock at the stock’s then fair market value. Your eligibility for stock options will be governed by the SEMrush Holdings, Inc. 2019 Stock Option and Grant Plan and any associated stock option agreement required to be entered into by you and the Company (the “Equity Documents”). In the event of any conflict between this letter and the Equity Documents, the Equity Documents shall control.
Representation Regarding Other Obligations: You represent that you have provided to the Company a copy of any confidentiality, noncompetition, nonsolicitation or other restrictive covenant agreement you have with your current employer. If you have entered into any other agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. This offer is conditioned on your representation that (i) you are not subject to any confidentiality, non-competition, nonsolicitation or other agreement or obligation that may affect your ability to devote full time and attention to your work at the Company; and (ii) you will not bring with you, use or disclose any confidential information from any former employer or service recipient.

800 Boylston Street, SUITE 2475, Boston, MA 02199 | 1-855-814-4510 | WWW.SEMRUSH.COM

Jeffrey Belanger
June 8, 2020

Other Terms:     This offer is conditioned upon the Company’s completion of a background check that is acceptable to the Company. Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms and conditions of employment outlined in this letter are subject to change at any time by the Company in its discretion. You also must sign the Company’s standard Employee Confidentiality, Assignment and Non-Competition Agreement (the “Employee Agreement”) as a condition of your employment. A copy of the Employee Agreement is enclosed and incorporated herein by reference. This letter and the Employee Agreement and the Equity Documents constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. By signing below, you agree that you are not relying on any representation, communication or understanding with or from the Company (including any Company employee or agent). Unless otherwise expressly provided in the Employee Agreement or the Equity Documents, any disputes between you and the Company shall be governed by Massachusetts law and shall be heard exclusively in the state and federal courts of Massachusetts. You and the Company waive any right to a jury in the event of such dispute. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States, as well as your satisfactory completion of reference and background checks.
Please confirm your acceptance of this offer of employment by signing below and returning a copy to me no later than 5:00 PM on June 10, 2020 on which date this offer will expire.

Very truly yours,

Dmitry Melnikov
Chief Operating Officer
dmitri@semrush.com
Enclosures
Accepted and agreed:

/s/Jeffrey Belanger	6/10/20
Jeffrey Belanger	Date